Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.
Roy Green, Chief Financial Officer
(212) 997-7767, ext. 242

CYGNE DESIGNS, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS

New York, New York, June 14, 2007-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the first quarter ended April 30, 2007.

Net sales for the first quarter of 2007 were $20,863,000 a decrease of $32,000 from $20,895,000 net sales for the first quarter of 2006. Of this change in sales, $12,048,000 in sales resulted from Cygne’s acquisition of the private label division of Innovo Group Inc. on May 12, 2006 offset by a decrease in sales of $12,080,000 to our mid tier and department store customers.

Gross profit for the first quarter of 2007 was $4,173,000, a decrease of $791,000, or 15.9%, from the gross profit of $4,964,000 for the first quarter of 2006. Gross margins decreased to 20.0% compared to 23.8% in the prior year period as a result of the product mix. Gross margins are guaranteed through a Supply Agreement by product categories for products produced in Mexico by Diversified Apparel, a related party.

The Company recorded a net loss of $1,372,000 or $0.05 loss per share on a basic and diluted share basis for the quarter ended April 30, 2007 as compared to a net loss of $976,000 or $0.04 per share on a basic and diluted share basis for the prior year period. The net loss of $1,372,000 for the three months ended April 30, 2007 included expenses of $1,201,000 for the amortization of intangible assets attributable to Cygne’s acquisitions and amortization of the debt discount on its secured subordinated promissory note and $432,000 for the provision for deferred income taxes.

CYGNE DESIGNS, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS

Cygne and its factor use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of the net (loss) to EBITDA is shown in the table below.

Reconciliation of EBITDA	Quarter Ended
	(In thousands)
	April 30, 2007	April 30, 2006
Net (loss)	$(1,372)	$(976)
Depreciation and amortization of intangible assets	508	204
Interest expense including amortization of the debt discount	957	1,290
Provision for income taxes	480	410

EBITDA	$573	$(928)

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Quarters Ended
	April 30 2007	April 30 2006
Net sales	$20,863	$20,895
Cost of goods sold	16,690	15,931

Gross profit	4,173	4,964
Selling, general and administrative expenses	3,600	4,036
Depreciation and amortization	508	204

Income from operations before interest and income taxes	65	724
Interest expense	957	1,290

(Loss) income from operations before income taxes	(892)	(566)
Provision for income taxes	480	410

Net loss	$(1,372)	$(976)

Net loss per share-basic and diluted	$(0.05)	$(0.04)

Weighted average common shares outstanding:
Basic	26,462	24,456

Diluted	26,462	24,456